Exhibit 5.1

King & Spalding LLP 1100 Louisiana, Suite 4100 Houston, TX 77002 Tel: +1 713 751 3200 Fax: +1 713 751 3290 www.kslaw.com

January 9, 2024

Global Clean Energy Holdings, Inc.
2790 Skypark Drive, Suite 105
Torrance, California 90505
Ladies and Gentlemen:
We have acted as counsel for Global Clean Energy Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 10,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Global Clean Energy Holdings, Inc. Second Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the certificate of incorporation of the Company, as amended; (b) the bylaws of the Company; (c) certain resolutions adopted by the board of directors of the Company; and (d) the 2020 Plan.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares have been duly authorized and when, and if, issued pursuant to the terms of the 2020 Plan will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/ KING & SPALDING LLP
King & Spalding LLP